UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2014

AMARANTUS BIOSCIENCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-148922	26-0690857
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

c/o Janssen Labs @QB3 953 Indiana Street San Francisco, CA	94107
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-2734

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2014, Amarantus Bioscience Holdings, Inc., a Nevada corporation (the “Company”) appointed Robert Farrell, J.D. to serve as the Company’s Chief Financial Officer (the “CFO”). Mr. Marc Faerber will now serve as the Company’s Corporate Controller and Vice President of Financial Operations.

Mr. Farrell served as Chief Financial Officer of Titan Pharmaceuticals from 1996 to 2008, and as President and CEO from 2008 to 2010. During his tenure at Titan Mr. Farrell was responsible for all SEC filings, fund raising, financial and tax planning strategies, mergers & acquisitions, corporate partnerships, licensing transactions and financial operations. Mr. Farrell most recently served as CFO at Sanovas, Inc. Mr. Farrell previously served as CFO, Corporate Group Vice President and General Counsel at Fresenius USA and Fresenius Medical Care. Mr. Farrell also previously served as the CFO for the Institute for One World Health in San Francisco and currently serves on the Board of Directors of Prime Genomics, Inc. Mr. Farrell holds a J.D. from the University of California's Hastings School of Law.

Mr. Farrell will initially be engaged as a contract consultant but is expected to be a full-time employee by the end of April 2014 upon execution of an employment agreement.

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description

99.1	Press Release issued April 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

Date: April 3, 2014	By:	/s/ Gerald E. Commissiong
Name: Gerald E. Commissiong
Title: Chief Executive Officer